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                                                                    EXHIBIT 10.7

                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF SEPTEMBER 6, 2002

                                  BY AND AMONG

                              EUROBANCSHARES, INC.,

                                    EUROBANK

                                       AND

                         BANCO FINANCIERO DE PUERTO RICO

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                                TABLE OF CONTENTS

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                                                                                                      PAGE
ARTICLE 1 - THE MERGER                                                                                  1
         2.1    The Merger                                                                              1
         2.2    Effect of the Merger on Outstanding Shares of Financiero Common Stock                   2
         2.3    Capital Stock of Eurobank                                                               4
         2.4    Exchange Procedures                                                                     4
         2.5    Dissenting Shares                                                                       5

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF EUROBANCSHARES                                            6
         4.1    Organization and Qualification                                                          6
         4.2    Authority Relative to this Agreement:
                Non-Contravention                                                                       6
         4.3    Capital Stock                                                                           7
         4.4    Proxy Statement                                                                         7
         4.5    Litigation                                                                              7
         4.6    Compliance with Laws                                                                    8

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF FINANCIERO                                                8
         6.1    Organization and Qualification                                                          8
         6.2    Authority Relative to this Agreement:
                Non-Contravention                                                                       8
         6.3    Capitalization                                                                          9
         6.4    Loans                                                                                  10
         6.5    Absence of Undisclosed Liabilities                                                     10
         6.6    Absence of Certain Developments                                                        11
         6.7    Properties                                                                             11
         6.8    Environmental Matters                                                                  12
         6.9    Tax Matters                                                                            14
         6.10   Contracts and Commitments                                                              15
         6.11   Litigation                                                                             15
         6.12   No Brokers or Finders                                                                  16
         6.13   Employees: Labor Matters                                                               16
         6.14   Employee Benefit Plans                                                                 16
         6.15   Insurance                                                                              18
         6.16   Interest of Certain Persons                                                            19
         6.17   Compliance with Laws; Permits                                                          19
         6.18   Administration of Fiduciary Accounts                                                   19
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                                        i

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
         6.19   Interest Rate Risk Management Instruments; Derivatives:
                Certain Other Securities                                                               20
         6.20   Proxy Statement                                                                        20
         6.21   Noncompete Provisions                                                                  21
         6.22   Equity Ownership                                                                       21

ARTICLE 7 - REPRESENTATIONS AND WARRANTIES OF EUROBANCSHARES AND FINANCIERO                            21
         4.1                                                                                           21
         4.2                                                                                           22

ARTICLE 9 - MATERIAL ADVERSE EFFECT                                                                    24
         10.1    Material Adverse Effect                                                               24

ARTICLE 11 - CONDUCT OF BUSINESS PENDING THE MERGER                                                    24
         12.1    Conduct of Business of Financiero                                                     24
         12.2    Conduct of Business of Eurobancshares                                                 27

ARTICLE 13 - ADDITIONAL COVENANTS AND AGREEMENTS                                                       27
         14.1    Filings and Approvals                                                                 27
         14.2    Certain Credit Matters                                                                28
         14.3    Monthly Financial Statements                                                          28
         14.4    Expenses                                                                              28
         14.5    No Negotiations, Etc                                                                  29
         14.6    Notification of Certain Matters                                                       29
         14.7    Access to Information: Confidentiality                                                29
         14.8    Filing of Tax Returns and Adjustments                                                 31
         14.9    Proxy Statement                                                                       32
         14.10   Establishment of Accruals                                                             32
         14.11   Employee Benefit Plans                                                                33
         14.12   Reports                                                                               33
         14.13   Stockholder Approval                                                                  33
         14.14   Efforts to Consummate                                                                 33
         14.15   Taxation                                                                              33

ARTICLE 15 - CONDITIONS                                                                                34
         16.1    Conditions to Obligations of Each Party                                               34
         16.2    Additional Conditions to Obligation of Financiero                                     34
         16.3    Additional Conditions to Obligation of Eurobancshares and Eurobank                    35

ARTICLE 17 - TERMINATION, AMENDMENT AND WAIVER                                                         40
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
         18.1    Termination                                                                            40
         18.2    Effect of Termination                                                                  41
         18.3    Termination Fee                                                                        41
         18.4    Amendment                                                                              41
         18.5    Waiver                                                                                 42

ARTICLE 19 - GENERAL PROVISIONS                                                                         42
         20.1   Public Statements                                                                       42
         20.3   Interpretation                                                                          44
         20.4   Severable                                                                               44
         20.5   Miscellaneous                                                                           44
         20.6   Survival of Representations, Warranties and Covenants                                   44
         20.7   Schedules                                                                               44
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                                       iii

         AGREEMENT AND PLAN OF MERGER, dated as of September 6, 2002 (this "AGREEMENT"), by and among Eurobancshares, Inc. ("EUROBANCSHARES"), a corporation organized under the laws of the Commonwealth of Puerto Rico (the "COMMONWEALTH"), Eurobank, a bank organized under the laws of the Commonwealth and Banco Financiero de Puerto Rico ("FINANCIERO"), a bank organized under the laws of the Commonwealth.

                              W I T N E S S E T H:

         WHEREAS, the respective Boards of Directors of Eurobancshares, Eurobank and Financiero have determined that it is in the best interests of Eurobancshares, Eurobank and Financiero and their respective stockholders to combine their respective businesses through the merger (the "MERGER") of Financiero with and into Eurobank, a wholly-owned subsidiary of Eurobancshares, on the terms and conditions set forth in this Agreement; and

         WHEREAS, as a result of the Merger, all the outstanding Common Stock, $5.00 par value, Class B Common Stock, $1.00 par value, and Class C Common Stock, $0.30 par value, of Financiero (collectively, the "FINANCIERO COMMON STOCK") will be converted into either: (i) Common Stock, $0.01 par value, of Eurobancshares (the "EUROBANCSHARES COMMON STOCK") or (ii) the right to receive cash, subject to the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants, promises and obligations contained herein, the parties hereto agree as follows:

1                                     ARTICLE

2                                   THE MERGER

2.1               THE MERGER.

(a) At the Effective Time (as defined in SECTION 1.1(b)), Financiero shall merge with and into Eurobank, and the separate existence of Financiero shall cease. Eurobank shall be

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the surviving bank in the Merger (sometimes hereinafter referred to as the
"SURVIVING BANK"), and the separate corporate existence of Eurobank, with all its rights, privileges and franchises, shall continue unaffected by the Merger. The Merger shall be pursuant to and have the effects specified in the banking laws of the Commonwealth (the "BANKING LAW"). The Charter and Bylaws of Eurobank, as in effect immediately prior to the Effective Date (as defined in SECTION 1.1(b) hereof), shall be the Charter and the Bylaws of the Surviving Bank until further amended as provided therein. The directors and officers of Eurobank immediately prior to the Effective Date shall be the directors and officers of the Surviving Bank until their successors are elected and qualify.

(b) On a date selected by Eurobancshares, which shall be no later than the 30th day following the satisfaction or waiver of the conditions set forth in ARTICLE 8, the parties hereto shall cause this Agreement to be properly filed in the office of the Secretary of State of the Commonwealth in accordance with the Banking Law. The Merger shall become effective at the time (the "EFFECTIVE TIME") this Agreement is properly filed in accordance with the Banking Law. The date on which the Effective Time shall occur is herein referred to as the "EFFECTIVE DATE".

2.2 EFFECT OF THE MERGER ON OUTSTANDING SHARES OF FINANCIERO COMMON STOCK. Subject to the terms and conditions of this Agreement, to effectuate, and automatically by virtue of, the Merger:

(a)                        At the Effective Time, subject to the provisions of
SECTION 1.6 hereof) each shareholder of Financiero (other than shareholders who have perfected their dissenters' rights as of the Effective Time) who:

         (i) is an Accredited Investor (as that term is defined in Rule 501 of the Securities Act of 1933, as amended) and is also a bona fide resident of the Commonwealth and executes and delivers a representation letter substantially in the form of EXHIBIT 1.2(a)(i) hereto; and

         (ii) owns at least 50,000 shares of Financiero Common Stock, issued and outstanding immediately prior to the Effective Time (each such shareholder hereafter a "QUALIFYING SHAREHOLDER");

                  shall be entitled to receive from Eurobancshares, in exchange for each share of Financiero Common Stock owned as of the Effective Time, a number of shares of Eurobanshares Common Stock equal to the product of (x) aggregate number of shares of Financiero Common Stock owned by such shareholder and (y) the Exchange Ratio (as defined below) (the "STOCK CONSIDERATION"). All remaining shareholders of Financiero in exchange for each share of Financiero Common Stock owned as of the Effective Date, shall receive cash in an amount equal to the product of (x) the Stock Consideration such shareholder would have otherwise been entitled to receive and (y) the Euroshares FMV, (the "CASH CONSIDERATION" and collectively with the Stock Consideration, the "CONSIDERATION"). Notwithstanding any of the foregoing, fractional shares of Eurobancshares Common Stock will not be issued and will be settled in cash.

(b) At the Effective Time, each share of Financiero Common Stock that, immediately prior to the Effective Time, is held as treasury stock of Financiero shall by virtue of the Merger be cancelled and retired and shall cease to exist, and no exchange or payment shall be made therefor.

(c)                        The following definitions apply for purposes of this
SECTION 1.2:

                           (i)      "EXCHANGE RATIO" shall mean, for any
Financiero shareholder, the Adjusted Tangible Net Book Value (as defined below) divided by the Euroshares FMV, divided by the aggregate number of shares of Financiero Common Stock issued and outstanding immediately prior to the Effective Time.

                           (ii)     "ADJUSTED TANGIBLE NET BOOK VALUE" shall
mean $1,916,236 adjusted as of the end of the calendar month preceding the Effective Date except that if the end of the preceding calendar month is more than 10 days prior to the Effective Date such adjustment shall be made as of the 10th day preceding the Effective Date (the "CALCULATION DATE") to reflect all the adjustments listed in SCHEDULE 1.2(c) hereof and as required by SECTION 7.4 hereof, as set forth in a certificate executed by each of Financiero's Chairman of the Board of

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Directors, Chief Executive Officer and Chief Financial Officer, which certificate shall be subject to the approval of Eurobancshares and delivered to Eurobancshares not less than 5 days prior to the Effective Date. If Eurobancshares does not accept such certificate it shall provide Financiero with the reasons for its disapproval and to the extent that the parties are unable to resolve any of their differences with respect to the certificate, they agree to submit the matter to KPMG L.L.P. ("KPMG") and accept its determination as to which position is more consistent with accounting principles generally accepted in the United States ("GAAP"). Eurobancshares and Financiero will share equally the expenses of KPMG and Adjusted Tangible Book Value will be further adjusted to reflect Financiero's share of such expenses. All computations and adjustments shall be made in accordance with the GAAP.

                           (iii)    "EUROSHARES FMV" means $10.00, the fair
market value of a share of Eurobancshares Common Stock as of the date hereof, as determined by Feldman & Associates.

2.3 CAPITAL STOCK OF EUROBANK. At and after the Effective Time, each share of Eurobank common stock issued and outstanding immediately prior to the Effective Date shall remain an issued and outstanding share of common stock of the Surviving Bank and shall not be affected by the Merger.

2.4               EXCHANGE PROCEDURES.

(a) Not later than 5 business days prior to the anticipated Effective Date or such other date as the parties may agree in writing (the "MAILING DATE"), Eurobancshares shall mail a notice of the proposed Effective Date and a letter of transmittal to each person who was a holder of record of Financiero Common Stock immediately prior to the Mailing Date. In order to be eligible to receive the Consideration on the Effective Date, the Exchange Agent must actually receive not later than 5:00 p.m., Puerto Rico time, on the Effective Date (which will be not earlier than the 5th day after the Mailing Date, unless otherwise agreed to in writing) or such later date as may be agreed by Eurobancshares and Financiero, the certificates formerly representing the shares of Financiero Common Stock (the "OLD CERTIFICATES") eligible to be exchanged on the Effective Date. Eurobancshares shall have reasonable discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether the Old Certificates have been submitted timely; such decisions of Eurobancshares shall be conclusive and binding. The exchange agent (the "EXCHANGE AGENT") shall be Eurobank.

(b) At and after the Effective Time, each Old Certificate, and each share of Financiero Common Stock represented thereby, shall represent for all purposes only the right to receive Consideration as provided herein, and nothing else.

(c) If any Consideration is to be issued to a person other than the registered holder of the shares of Financiero Common Stock formerly represented by the Old Certificate or Certificates surrendered with respect thereto, it shall be a condition to such issuance that the Old Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any transfer or other taxes required as a result of such issuance to a person other than the registered holder of such shares of Financiero Common Stock or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) At and after the Effective Time, there shall be no further registration or transfers of shares of Financiero Common Stock, and the stock ledgers of Financiero shall be closed. After the Effective Time, Old Certificates presented to the Surviving Bank for transfer shall be cancelled and exchanged for the Consideration provided for, and in accordance with the procedures set forth, in this ARTICLE 1.

(e) After the first anniversary of the date of the Effective Time, any former holders of Financiero Common Stock who have not delivered Old Certificates to the Exchange Agent in accordance with this SECTION
1.4 prior to that time shall thereafter look only to Eurobancshares for the Consideration in respect of any shares of Financiero Common Stock formerly represented by such Old Certificates.

(f) None of the Surviving Bank, Eurobancshares and the Exchange Agent shall be liable to any former holder of Financiero Common Stock for any securities delivered or any cash paid to a public official pursuant to applicable escheat or abandoned property laws or for any securities or cash retained by any of them as permitted by any such law.

(g) In the event that any Old Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall pay in respect of such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, the Consideration as may be provided pursuant to this Agreement; provided, however, that Eurobancshares may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Eurobancshares, Eurobank, Financiero, the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

2.5 DISSENTING SHARES. Notwithstanding any provision of this Agreement to the contrary, if holders of shares of Financiero Common Stock are entitled to demand appraisal for their shares under the Banking Law, the following shall apply:

                  (1) Any shares of Financiero Common Stock held by a holder who has demanded appraisal of his shares and as of the Effective Date has neither effectively withdrawn nor lost his right to such appraisal (the "DISSENTING SHARES") shall not be converted in the manner set forth in SECTION 1.2, but the holder thereof shall only be entitled to such rights as are granted by the Banking Law.

                  (2) If after the Effective Date any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then such Dissenting Shares shall be converted into the Consideration.

3                                     ARTICLE

4                REPRESENTATIONS AND WARRANTIES OF EUROBANCSHARES

         In addition to its representations and warranties in ARTICLE 4, and subject to ARTICLE 5, Eurobancshares hereby represents and warrants to Financiero as follows:

4.1 ORGANIZATION AND QUALIFICATION. It is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth, and each of it and Eurobank has the requisite corporate power to carry on its business as now conducted. Each of it and Eurobank is licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have or would not reasonably be expected to have a Material Adverse Effect (as defined in SECTION 5.1).

4.2 AUTHORITY RELATIVE TO THIS AGREEMENT: NON-CONTRAVENTION. Each of Eurobancshares and Eurobank has the requisite corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery and performance of this Agreement by each of Eurobancshares and Eurobank and the consummation by each of the transactions contemplated hereby have been duly authorized by its Board of Directors, and no other corporate proceedings on its part are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by each of Eurobancshares and Eurobank and constitutes a valid and binding obligation of each, enforceable in accordance with its terms. Each of Eurobancshares and Eurobank is not subject to, or obligated under, any provision of (a) its Charter or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or
(d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of its or any of its subsidiaries' assets would be created, by its execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby, except in the case of clauses (b) and
(c) for any breach, violation, right of acceleration or termination or encumbrance which would not have a Material Adverse Effect. Other than the authorizations, consents or approvals and filings required under or in connection with the Bank Merger Act (12 U.S.C. Section 1828(c)), the Banking Law, state and the Commonwealth securities or blue sky laws, and the rules and regulations thereunder ("BLUE SKY LAWS") and the filing of this Agreement in accordance with the Banking Law (collectively, the "REQUISITE APPROVALS"), no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on its part for the consummation by either Eurobancshares or Eurobank of the transactions contemplated by this Agreement.

4.3 CAPITAL STOCK. The authorized capital stock of Eurobancshares consists of 150,000,000 shares of Eurobancshares Common Stock, par value $0.01 per share and 20,000,000 shares of preferred stock, par value $0.01 per share (the "EUROBANCSHARES PREFERRED STOCK"). As of the date of this Agreement, (a) 6,778,497 shares of Eurobancshares Common Stock were issued and outstanding, and no shares of Eurobancshares Preferred Stock were issued and outstanding. Except as set forth in SCHEDULE 2.3 hereof, there are no Rights (as defined in SECTION
3.3 hereof) in respect of Eurobancshares Common Stock.

4.4 PROXY STATEMENT. At the time the Proxy Statement (as defined in SECTION 7.9(a) hereof) is mailed to the stockholders of Financiero with respect to the meeting of stockholders referred to in SECTION 7.9(a) and at all times subsequent to such mailing up to and including the time of such meeting, the Proxy Statement (including any amendments or supplements thereto), with respect to all information set forth therein relating to Eurobank, Eurobancshares and its shareholders, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

4.5 LITIGATION. There are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of Eurobancshares, threatened against Eurobancshares or any of its subsidiaries, which if adversely determined would have a Material Adverse Effect.

4.6 COMPLIANCE WITH LAWS. Each of Eurobancshares and its subsidiaries is in compliance with applicable laws and regulations of the Commonwealth and foreign, federal, state and local governments and all agencies thereof which affect the business or any owned or leased properties of Eurobancshares or any of its subsidiaries and to which Eurobancshares or any of its subsidiaries may be subject.

5                                     ARTICLE

6                  REPRESENTATIONS AND WARRANTIES OF FINANCIERO

         In addition to its representations and warranties set forth in ARTICLE 4, and subject to ARTICLE 5, Financiero hereby represents and warrants to Eurobancshares and Eurobank as follows:

6.1 ORGANIZATION AND QUALIFICATION. Financiero is a bank duly organized, validly existing and in good standing under the Banking Law and it has the requisite corporate power and authority to carry on its business as now conducted, subject only to the provisions of the Cease and Desist Order disclosed in SCHEDULE 3.17 hereto. The copies of the Charter and Bylaws of Financiero which have been made available to Eurobancshares on or prior to the date of this Agreement are correct and complete and reflect all amendments made thereto through such date. Financiero is licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be so licensed or qualified.

6.2               AUTHORITY RELATIVE TO THIS AGREEMENT: NON-CONTRAVENTION.
Financiero has the requisite corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby, subject only to the provisions the Cease and Desist Order disclosed in SCHEDULE 3.17 hereto, a true and correct copy of which has been provided to Eurobancshares. The execution, delivery and performance of this Agreement by Financiero and the consummation by Financiero of the transactions contemplated hereby have been duly authorized by the Board of Directors of Financiero (the "Financiero Board") and, except for approval of this Agreement and the Merger by the affirmative vote of the holders of two thirds (2/3) of the outstanding shares of Financiero Common Stock, no other corporate proceedings on the part of Financiero are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by Financiero and constitutes a valid and binding obligation of Financiero, enforceable in accordance with its terms. Financiero is not subject to, or obligated under, any provision of (a) its Charter or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) any law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any assets of Financiero would be created, by the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, except in the case of clauses (b) and (c) for any breach, violation, right of acceleration or termination or encumbrance which would not have a Material Adverse Effect. Other than in connection with obtaining the Requisite Approvals, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Financiero for the consummation by Financiero of the transactions contemplated by this Agreement.

6.3               CAPITALIZATION.

(a) The authorized capital stock of Financiero consists of 5,000,000 shares of Common Stock, par value $5.00 per share, 10,000,000 shares of Class B Common Stock, par value $1.00 per share, 35,000,000 shares of Class C Common Stock, par value $0.30 per share, and 2,000,000 shares of Preferred Stock, par value $ 10.00 per share (the "FINANCIERO PREFERRED STOCK"). As of the date of this Agreement, 2,682,112 shares of Common Stock and 12,804,506 shares of Class C Common Stock were issued and outstanding and no shares of Class B Common Stock and Financiero Preferred Stock were issued and outstanding. The issued and outstanding shares of capital stock of Financiero are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. There are no options, warrants, conversion privileges, preemptive rights or other rights, agreements, arrangements or commitments ("RIGHTS") obligating Financiero to issue, sell, purchase, repurchase or redeem any shares of its capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of its capital stock, nor are there any stock appreciation, phantom or similar rights outstanding based upon the book or market value or any other attribute of any of the capital stock of Financiero, or the earnings or other attributes of Financiero.

(b) No bonds, debentures, notes or other indebtedness of Financiero having the right to vote on or approve any of the transactions contemplated hereby ("VOTING DEBT") are issued or outstanding.

6.4               LOANS.

(a) The documentation relating to the loans made by Financiero and relating to all security interests, mortgages and other liens with respect to all collateral for such loans, taken as a whole, are adequate for the enforcement of the material terms of such loans and of the related security interests, mortgages and other liens. The terms of such loans and of the related security interests, mortgages and other liens comply in all material respects with all applicable laws, rules and regulations (including, without limitation, laws, rules and regulations relating to the extension of credit).

(b) SCHEDULE 3.4(b) sets forth a list, which is true, correct and complete in all material respects, of the aggregate amounts of loans, extensions of credit and other assets of Financiero that have been criticized or classified as of June 30, 2002 by Financiero, separated by category of classification or criticism (the "ASSET CLASSIFICATION"); and no amounts of loans, extensions of credit or other assets that have been classified or criticized as of the date hereof by any representative of any governmental entity as "Other Loans Especially Mentioned", "Substandard", "Doubtful", "Loss" or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by Financiero prior to the date hereof. Except as set forth on SCHEDULE 3.4(b), as of June 30, 2002, there are no loans, leases, other extensions of credit or commitments to extend credit by Financiero that have been or, to Financiero's knowledge, should have been classified as non-accrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification.

(c) As of June 30, 2002, there are no agreements or commitments binding Financiero to extend credit to any borrower or affiliated borrowers of $25,000 or more, except as set forth on SCHEDULE 3.4(c).

6.5 ABSENCE OF UNDISCLOSED LIABILITIES. All the obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and regardless of when asserted), including Taxes (as defined in SECTION 3.9) (collectively, "LIABILITIES"), required to be reflected or reserved against in the balance sheets in the Financiero Reports (as hereinafter defined), or in the notes thereto, in accordance with generally accepted accounting principles have been so reflected. Financiero has no such Liabilities, except: (a) as reflected in the Financiero Reports, (b) Liabilities which have arisen in the ordinary course of business after the date of the most recent Financiero balance sheet provided to Eurobancshares, provided that such Liabilities are included in the next following Financiero balance sheet provided to Eurobancshares, and (c) as otherwise set forth on SCHEDULE 3.5.

6.6 ABSENCE OF CERTAIN DEVELOPMENTS. Except as set forth on SCHEDULE 3.6, Financiero has not agreed, promised or committed to take any action that, if taken or agreed, promised or committed to after the date hereof, would violate or conflict with SECTION 6.1 hereof.

6.7   PROPERTIES.

(a) Except as disclosed in the Financiero Reports (as defined in SECTION 4.2) filed prior to the date hereof, Financiero owns good and marketable title to all the real property and all of the personal property, fixtures, furniture and equipment reflected on the Latest Balance Sheet (as defined below) or acquired since the date thereof (other than real property reflected on the Latest Balance Sheet as REO), free and clear of all liens, pledges, security, interests, encumbrances or charges of any kind, except for (i) mortgages on real property set forth on SCHEDULE 3.7(a), (ii) encumbrances which do not materially affect the aggregate value of, or interfere with the past or future use or ability to convey, the property subject thereto or affected thereby, (iii) liens for current taxes and special assessments not yet due and payable, (iv) leasehold estates with respect to multi-tenant buildings owned by Financiero, which leases are identified on SCHEDULE 3.7(a), (y) property disposed of since the date of the Latest Balance Sheet in the ordinary course of business, (vi) utility easements and (vii) the interest of the lessor in properties leased by Financiero. The term "LATEST BALANCE SHEET" shall mean the latest balance sheet in the most recent Financiero Report provided by Financiero to Eurobancshares.

(b) SCHEDULE 3.7(b) correctly sets forth a brief description, including the term, of each lease for real or personal property to which Financiero is a party as lessee with respect to (i) each individual lease which involves a remaining aggregate balance of lease payments payable of more than $10,000 or any group of related leases which involves a remaining aggregate balance of lease payments payable of more than $25,000, (ii) each lease which would be a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the Securities and Exchange Commission (the "SEC") or (iii) each lease which was not entered into in the ordinary course of business. Financiero has delivered or made available to Eurobancshares complete and accurate copies of each of the leases identified on SCHEDULES 3.7(a) AND 3.7(b), and none of such leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered to Eurobancshares. The leases identified on SCHEDULES 3.7(a) AND 3.7(b) are in full force and effect. With respect to the leases described on SCHEDULE 3.7(b), Financiero is not in default and, to the best knowledge of Financiero, no circumstances exist which could result in such a default under any of such leases.

(c) Except as set forth in SCHEDULE 3.7(c), all the buildings, fixtures, furniture and equipment necessary for the conduct of the business of Financiero are usable in the ordinary course of business. Financiero owns, or leases under leases that are in full force and effect, all buildings, fixtures, furniture, personal property, land improvements and equipment necessary for the conduct of its business as it is presently being conducted.

6.8   ENVIRONMENTAL MATTERS. Except as set forth on SCHEDULE 3.8:

(a) Each of Financiero, the Participation Facilities and the Loan/Fiduciary Properties (each as hereinafter defined) are, and have been, in material compliance with all applicable laws, rules, regulations, standards and requirements of all Environmental Laws (as hereinafter defined).

(b) There is no suit, claim, action, proceeding, investigation or notice pending or threatened (or past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any such suit, claim, action, proceeding, investigation or notice), before any governmental entity or other forum in which Financiero, any Participation Facility or any Loan/Fiduciary Property (or person or entity whose liability for any such suit, claim, action, proceeding, investigation or notice Financiero, Participation Facility or Loan/Fiduciary Property has or may have retained or assumed either contractually or by operation of law), has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices, may be, named as a defendant (i) for alleged noncompliance (including by any predecessor), with any Environmental Law or (ii) relating to the release or threatened release into the environment of any Hazardous Material (as hereinafter defined) whether or not occurring at or on a site owned, leased or operated by Financiero, any Participation Facility or any Loan/Fiduciary Property.

(c) During the period of (i) Financiero's ownership or operation of any of its current properties, (ii) Financiero's participation, if any, in the management of any Participation Facility, or (iii) Financiero's holding of a security or other interest in a Loan/Fiduciary Property, there has been no release of or contamination by Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property. Prior to the period of (x) Financiero's ownership or operation of any of its respective currently or formerly owned or leased properties, (y) Financiero's participation in the management of any Participation Facility, or (z) Financiero's holding of a security or other interest in a Loan/Fiduciary Property, Financiero has no knowledge of any release of or contamination by Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property.

(d) To the knowledge of Financiero, no part of any property currently owned or leased by Financiero, any Participation Facility or any Loan/Fiduciary Property has been or is scheduled for investigation or monitoring pursuant to any Environmental Law.

(e) The following definitions apply for purposes of this SECTION 3.8: (i) "ENVIRONMENTAL LAW" means any Commonwealth, federal, state, local or foreign law, regulation, agency authority, order, decree, judgment or judicial opinion or any agreement with any governmental entity, presently in effect or hereinafter adopted relating to (A) the manufacture, generation, transport, use, treatment, storage, recycling, disposal, release, threatened release or presence of Hazardous Material or (B) the preservation, restoration or protection of the environment, natural resources or human health; (ii) "LOAN/FIDUCIARY PROPERTY" means any property owned or controlled by Financiero or in which Financiero holds a security or other interest, and, where required by the context, said term means the owner or operator of such property; (iii) "PARTICIPATION FACILITY" means any facility in which Financiero participates in the management and, where required by the context, said term means the owner or operator of such property; and (iv) "HAZARDOUS MATERIAL" means materials which are: (A) listed, classified or regulated pursuant to any Environmental Law, (B) petroleum, any petroleum products or by products, asbestos containing material, polvchlorinated biphenyls, radioactive materials or radon gas, or (C) any other matter to which exposure is prohibited, limited or regulated by any governmental entity or Environmental Law.

6.9 TAX MATTERS. Financiero has filed or will file all Tax (as hereinafter defined) returns (including information returns) or reports required to be filed (taking into account permissible extensions) by it on or prior to the Effective Date, and has paid (or have accrued or will accrue, prior to the Effective Date, amounts for the payment of) all Taxes relating to the time periods covered by such returns and reports. The accrued taxes payable accounts for Taxes and provision for deferred income taxes, specifically identified as such, on the Latest Balance Sheet are sufficient for the payment of all unpaid Taxes of Financiero accrued for or applicable to all periods ended on or prior to the date of the Latest Balance Sheet or which may subsequently be determined to be owing with respect to any such period. Except as disclosed on SCHEDULE 3.9, Financiero has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes. Financiero has paid or will pay in a timely manner and as required by law all Taxes due and payable by it or which it is obligated to withhold from amounts owing to any employee or third party. All Taxes which will be due and payable, whether now or hereafter, for any period ending on, prior to or including the Effective Date shall have been paid by or on behalf of Financiero or shall be reflected on the books of Financiero as an accrued Tax liability determined in a manner which is consistent with past practices and the Latest Balance Sheet. No Tax returns of Financiero have been audited by any governmental authority other than as disclosed on SCHEDULE 3.9; and, except as set forth on SCHEDULE 3.9, there are no unresolved questions, claims or disputes asserted by any relevant taxing authority concerning the liability for Taxes of Financiero. Financiero has not reached an agreement under
Section 6006 of the Puerto Rico Code for any taxable years not yet closed for statute of limitations purposes. No demand or claim has been made, or could be made, against Financiero with respect to any Taxes arising out of membership or participation in any consolidated, affiliated, combined or unitary group of which Financiero was at any time a member. For purposes of this Agreement, the term "TAX" shall mean any Commonwealth, U.S. federal, state, municipal, local or foreign income, gross receipts, deposit, license, payroll, employment, excise, severance, stamp, occupation. premium, property or windfall profits tax, environmental tax, customs duty, capital stock, franchise, employees' income withholding, foreign or domestic withholding (including withholding on payments for services rendered), social security, unemployment, disability, workers' compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other tax, assessment or governmental charge of any kind whatsoever, including any interest, penalties or additions to, or additional amounts in respect of, the foregoing.

6.10  CONTRACTS AND COMMITMENTS.

(a) Except as set forth on SCHEDULE 3.10 AND SCHEDULE 3.14, Financiero (i) is not a party to any collective bargaining agreement or contract with any labor union, (ii) is not a party to any written or oral contract for the employment of any officer, individual employee or other person on a full-time or consulting basis, or relating to severance pay for any such person, (iii) is not a party to any written or oral agreement or understanding to repurchase assets previously sold (or to indemnify or otherwise compensate the purchaser in respect of such assets), except for securities sold under a repurchase agreement providing for a repurchase date 30 days or less after the purchase date, (iv) is not a party to any (A) contract or group of related contracts with the same person for the purchase or sale of products or services, under which the undelivered balance of such products and services has a purchase price in excess of $10,000 for any individual contract or $25,000 for any group of related contracts in the aggregate, (B) other contract which would be a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC, or (C) other agreement which was not entered into in the ordinary course of business and which is not disclosed on SCHEDULES 3.7(a) OR 3.7(b), and (y) does not have any commitments for capital expenditures in excess of $10,000.

(b) Except as disclosed on SCHEDULE 3.10, (i) Financiero has performed all obligations required to be performed by it prior to the date hereof in connection with the contracts or commitments set forth on SCHEDULE 3.10, and Financiero is not in receipt of any claim of default under any contract or commitment set forth on SCHEDULE 3.10 and (ii) Financiero does not have any present expectation or intention of not fully performing any obligation pursuant to any contract or commitment set forth on SCHEDULE 3.10.

6.11 LITIGATION. Except as set forth on SCHEDULE 3.11, there are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of Financiero, threatened against Financiero, at law or in equity, or before or by any Commonwealth, federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would have or would reasonably be expected to have a Material Adverse Effect.

6.12 NO BROKERS OR FINDERS. Except as disclosed on SCHEDULE 3.12 (as to both identity and amount, there are no claims for brokerage commissions, finders' fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement, understanding, commitment or agreement made by or on behalf of Financiero.

6.13  EMPLOYEES: LABOR MATTERS.

(a) Financiero has complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, severance obligation, equal opportunity, collective bargaining, non-discrimination and the payment of social security and other taxes, including social security taxes imposed upon any of the Benefit Plans (as defined below).

(b) Financiero is not a party to, and is not bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Financiero the subject of any material proceeding asserting that Financiero has committed an unfair labor practice or seeking to compel Financiero to bargain with any labor organization as to wages or conditions of employment, nor is there any strike, work stoppage or work slowdown involving Financiero pending or, to the knowledge of Financiero's executive officers, threatened, nor are Financiero's executive officers aware of any activity involving Financiero's employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

6.14  EMPLOYEE BENEFIT PLANS.

(a) All benefit plans, contracts or arrangements covering current employees or former employees of Financiero (the "EMPLOYEES"), including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and plans of deferred compensation (the "BENEFIT PLANS"), are listed in SCHEDULE 3.14(a). True and complete copies of all Benefit Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans, and all amendments thereto or a description in the case of any Benefit Plan not reduced to writing have been provided or made available to Eurobancshares.

(b) Except as disclosed on SCHEDULE 3.14 (as provided to Eurobancshares on the date hereof) all employee benefit plans, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, covering Employees (the "PLANS"), to the extent subject to ERISA, are in substantial compliance with ERISA. Each Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("PENSION PLAN") and which is intended to be qualified under
Section 165(a) of the Puerto Rico Income Tax Act of 1954 or Section 165(a) of the Puerto Rico Code, both statutes as amended (both statutes, collectively, the "PUERTO RICO TAX CODE"), has received a favorable determination letter from the Puerto Rico Treasury Department, and Financiero is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or threatened litigation relating to the Plans. Except as disclosed on SCHEDULE
3.14 (as provided to Eurobancshares on the date hereof), Financiero has not engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Financiero to a tax or penalty imposed pursuant to the Puerto Rico Tax Code or
Section 502(i) of ERISA in an amount which would be material or could result in the revocation of the tax exemption of any Pension Plan's trust under the Puerto Rico Tax Code.

(c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Financiero with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it, or the single-employer plan of any entity which is considered one employer with Financiero under Section 4001 of ERISA (an "ERISA AFFILIATE"). Financiero has not incurred and does not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA. No notice of a "reportable event", within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

(d) Except as disclosed on SCHEDULE 3.14(d) all contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected on the Financiero financial statements. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver.

(e) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year. The withdrawal liability of Financiero under each Benefit Plan which is a multiemployer plan to which Financiero or an ERISA Affiliate has contributed during the preceding 12 months, determined as if a "complete withdrawal", within the meaning of Section 4203 of ERISA, had occurred as of the date hereof, does not exceed $10,000.

(f) Financiero does not have any obligations for retiree health and life benefits under any Benefit Plan, except as set forth on SCHEDULE 3.14. Except as disclosed in SCHEDULE 3.14 (as provided to Eurobancshares on the date hereof), Financiero may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder.

(g) Except as disclosed in SCHEDULE 3.14 (as provided to Eurobancshares on the date hereof), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, whether under a Plan or any other arrangement or agreement, be a factor in causing payments to be made by Eurobancshares, Eurobank or Financiero that are not deductible (in whole or in part) under the Puerto Rico Tax Code or (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of Financiero under any Plan or otherwise from Financiero, (ii) increase any benefits otherwise payable under any Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

6.15 INSURANCE. SCHEDULE 3.15 hereto lists each insurance policy maintained by Financiero with respect to its properties and assets. Financiero hereby covenants that it shall deliver or make available to Eurobancshares complete and accurate copies of each of such insurance policies within ten business days of the date hereof.

6.16 INTEREST OF CERTAIN PERSONS. Except as disclosed on SCHEDULE 3.16, there are no loans from Financiero to any officer or director of Financiero or any of their affiliates and no officer or director of Financiero has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Financiero.

6.17 COMPLIANCE WITH LAWS; PERMITS. Financiero has complied in all material respects with all applicable laws and regulations of the Commonwealth, foreign, federal, state and local governments and all agencies thereof which affect or relate to the business and operations or any owned or leased properties of Financiero or to which Financiero may be subject (including, without limitation, to the extent applicable, the Occupational Safety and Health Act of 1970, the Real Estate Settlement Procedures Act, the Home Mortgage Disclosure Act of 1975, the Fair Housing Act, the Equal Credit Opportunity Act, the Banking Law, the Community Reinvestment Act of 1977, and the Federal Deposit Insurance Act and the Federal Reserve Act, each as amended); and no claims have been filed by any such governments or agencies against Financiero alleging such a material violation of any such law or regulation which have not been resolved to the satisfaction of such governments or agencies. Financiero holds all of the permits, licenses, certificates and other authorizations of the Commonwealth, foreign, federal, state and local governmental agencies required for the conduct of its business. Except as disclosed in SCHEDULE 3.17, Financiero is not subject to any cease and desist order, written agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request of, the Commonwealth or federal governmental authorities charged with the supervision or regulation of banks or engaged in the insurance of bank deposits (collectively, the "BANK REGULATORS"), nor has Financiero been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, supervisory letter, commitment letter, board resolutions or similar undertaking. Financiero is not subject to Section 32 of the Federal Deposit Insurance Act.

6.18 ADMINISTRATION OF FIDUCIARY ACCOUNTS. Financiero has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Commonwealth, state and federal law and regulation and common law. None of Financiero or any director, officer or employee of Financiero has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

6.19 INTEREST RATE RISK MANAGEMENT INSTRUMENTS; DERIVATIVES: CERTAIN OTHER SECURITIES.

(a) Schedule 3.19 sets forth a true, correct and complete list of all interest rate swaps, caps, floors, option agreements and other interest rate risk management arrangements and other instruments generally known as "derivatives" to which Financiero is a party or to which any of its properties or assets may be subject. SCHEDULE 3.19A sets forth a true, correct and complete list of all securities owned by Financiero that are generally known as "structured notes", "high risk mortgage derivatives", "capped floating rate notes" or "capped floating rate mortgage derivatives".

(b) All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements and other derivatives to which Financiero is a party or to which any of its properties or assets may be subject were entered into in the ordinary course of business and, to Financiero's knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of the Bank Regulators and with counterparties believed to be financially responsible at the time and are in full force and effect. Financiero has duly performed in all material respects all of its obligations thereunder.

6.20 PROXY STATEMENT. At the time the Proxy Statement is mailed to the stockholders of Financiero and at all times subsequent to such mailing up to and including the Effective Time, such Proxy Statement (including any supplements thereto), with respect to all information set forth therein relating to Financiero and its stockholders, Financiero Common Stock, this Agreement, the Merger and all other transactions contemplated hereby, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

6.21 NONCOMPETE PROVISIONS. Except as set forth on SCHEDULE 3.21, Financiero is not are subject to, or obligated under, any agreement, arrangement or understanding that restricts its ability to engage in any and all activities permissible for banks under applicable laws and regulations ("Permissible Activities"). None of the agreements, arrangements or understandings set forth on SCHEDULE 3.21, nor any other agreement, arrangement or understanding, would materially limit or restrict the ability of Eurobancshares or its subsidiaries (including Eurobank after the Merger) to engage in any and all Permissible Activities upon consummation of the transactions contemplated hereby.

6.22 EQUITY OWNERSHIP. Except as set forth on SCHEDULE 3.22(a), Financiero does not own any stock, partnership interest, joint venture interest or any other equity or similar security issued by any other corporation, organization or entity other than in a bona fide fiduciary capacity. Except as set forth on
SCHEDULE 3.22(b), Financiero has not owned any subsidiary since December 31, 1996.

7                                    ARTICLE

8        REPRESENTATIONS AND WARRANTIES OF EUROBANCSHARES AND FINANCIERO

8.1   Subject to ARTICLE 5, Eurobancshares hereby represents and warrants to
Financiero:

(a) With respect to periods since December 31, 1996, each of it and its subsidiaries has timely filed all reports and statements, and any amendments required to be made with respect thereto, that it was required to file with the banking and other regulatory authorities of the Commonwealth (the "Commonwealth Authorities"), the Board of Governors of the Federal Reserve System (the "FRB"), the Federal Deposit Insurance Corporation (the "FDIC") or any other applicable federal or state banking, insurance, securities, or other regulatory authorities, and, as of their respective dates (and, in the case of reports or statements filed prior to the date hereof, without giving effect to any amendments or modifications filed after the date hereof), each such report or statement, including the financial statements and exhibits thereto, complied (or will comply, in the case of reports or statements filed after the date hereof) in all material respects with all applicable statutes, rules and regulations. Such reports, statements and amendments filed by Eurobancshares are hereinafter referred to as the "EUROBANCSHARES REPORTS."

(b) As of their respective dates (and without giving effect to any amendments or modifications filed after the date hereof), each of the Eurobancshares Reports, including the financial statements, exhibits and schedules thereto, filed, used or circulated prior to the date hereof complied (and each of the Eurobancshares Reports filed, used or circulated after the date hereof, will comply) in all material respects with the applicable laws and did not (or in the case of Eurobancshares Reports filed, used or circulated after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c) Each of its consolidated balance sheets included in or incorporated by reference into the Eurobancshares Reports, including the related notes and schedules, fairly presents (or, in the case of the Eurobancshares Reports filed, used or circulated after the date hereof, will fairly present) the consolidated financial position of it and its subsidiaries as of the date of such balance sheet and each of the consolidated statements of income, cash flows and stockholders' equity included in or incorporated by reference into the Eurobancshares Reports, including any related notes and schedules, fairly presents (or, in the case of the Eurobancshares Reports filed, used or circulated after the date hereof, will fairly present) in all material respects the consolidated results of operations, retained earnings and cash flows, as the case may be, of it and its subsidiaries at the dates and for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments that are not expected to be material in amount), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(d) Since December 31, 2001, there has been no change, event, occurrence or development in the businesses conducted by it that has had or would reasonably be expected to have a Material Adverse Effect.

8.2 Subject to ARTICLE 5, Financiero hereby represents and warrants to Eurobancshares and Eurobank:

(a) With respect to periods since December 31, 1996, it has timely filed all reports and statements, and any amendments required to be made with respect thereto, that it was required to file with Commonwealth Authorities, the FDIC or any other applicable federal or state banking, insurance, securities, or other regulatory authorities, and, as of their respective dates (and, in the case of reports or statements filed prior to the date hereof, without giving effect to any amendments or modifications filed after the date hereof), each such report or statement, including the financial statements and exhibits thereto, complied (or will comply, in the case of reports or statements filed after the date hereof) in all material respects with all applicable statutes, rules and regulations. Such reports, statements and amendments, together with Financiero's audited financial statement for the year 2001, previously delivered to Eurobancshares, are referred to herein as the "FINANCIERO REPORTS".

(b) As of their respective dates (and without giving effect to any amendments or modifications filed after the date hereof), each of the Financiero Reports, including the financial statements, exhibits and schedules thereto, filed, used or circulated prior to the date hereof complied (and each of the Financiero Reports filed, used or circulated after the date hereof, will comply) in all material respects with the applicable laws and did not (or in the case of the Financiero Reports filed, used or circulated after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c) Its statement of financial condition as of June 30, 2002, including the related notes and schedules (the "6/30 BALANCE SHEET"), fairly presents (or, in the case of Financiero Reports filed, used or circulated after the date hereof, will fairly present) its financial position as of the date of such statement and each of the statements of operations, cash flows and changes in stockholders' equity for the period then ended (collectively, the "6/30 STATEMENTS"), including any related notes and schedules, fairly presents (or, in the case of financial statements delivered pursuant to SECTION 7.3 or otherwise (together with the 6/30 Statements, the "FINANCIERO STATEMENTS") filed, used or circulated after the date hereof, will fairly present) its results of operations, retained earnings and cash flows, as the case may be, at the dates and for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments that are not expected to be material in amount), in each case in accordance with GAAP.

(d) The Allowance shown in its consolidated balance sheet dated June 30, 2002 if increased by $400,000, and the Allowance shown in the Financiero Statements filed, used or circulated after the date hereof will be, in each case as of the date thereof, adequate to provide for estimable and probable losses, net of recoveries relating to loans and leases previously charged off, inherent in its loan and lease portfolio.

(e) Since December 31, 2001, there has been no change, event, occurrence or development in the businesses directly or indirectly conducted by it that has had or would reasonably be expected to have a Material Adverse Effect.

9                                  ARTICLE

10                         MATERIAL ADVERSE EFFECT

10.1 MATERIAL ADVERSE EFFECT. The term "Material Adverse Effect" means any fact, condition, circumstance or event, the effect of which, individually or when taken together with all other facts, conditions, circumstances or events (regardless of whether such facts, conditions, circumstances, or events are described in more than one paragraph of ARTICLE 2, 3 OR 4 hereof or otherwise),
(i) is materially adverse to the business, financial condition, results of operations or prospects of such party and its respective subsidiaries taken as a whole, (ii) significantly and adversely affects the ability of either party to consummate the transactions contemplated hereby or to perform its material obligations hereunder, or (iii) enables any person to prevent the consummation of the transactions contemplated hereby.

11                                 ARTICLE

12                 CONDUCT OF BUSINESS PENDING THE MERGER

12.1 CONDUCT OF BUSINESS OF FINANCIERO. From the date of this Agreement to the Effective Date, unless Eurobancshares shall otherwise agree in writing or as otherwise expressly permitted by other provisions of this Agreement, including this SECTION 6.1:

(a) The business of Financiero will be conducted only in, and Financiero shall not take any action except in, the ordinary course, on an arms-length basis and in accordance, in all material respects, with all applicable laws, rules and regulations and past practices;

(b) Financiero will not, directly or indirectly, (i) amend or propose to amend its Charter or Bylaws; (ii) issue or sell any of its equity securities, Voting Debt, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities, except deposit and other bank obligations in the ordinary course of business; (iii) redeem, purchase, acquire or offer to acquire, directly or indirectly, any shares of capital stock of Financiero or other securities of Financiero; (iv) split, combine or reclassify any outstanding shares of capital stock of Financiero, or declare, set aside or pay any dividend or other distribution payable in cash, property or otherwise with respect to shares of capital stock of Financiero, (v) borrow any amount or incur or become subject to any material liability, except borrowings and liabilities incurred in the ordinary course of business, but in no event will Financiero enter into any long-term borrowings with a term greater than one year, without prior consultation with Eurobancshares; (vi) discharge or satisfy any material lien or encumbrance on the properties or assets of Financiero or pay any material liability, except in the ordinary course of business; (vii) sell, assign, transfer, mortgage, pledge or subject to or permit to be subject to any lien or other encumbrance any of its assets with an aggregate market value in excess of $10,000, except (x) in the ordinary course of business, (y) liens and encumbrances for current property taxes not yet due and payable and (z) liens and encumbrances which do not materially affect the value of, or interfere with the past or future use or ability to convey, the property subject thereto or affected thereby; (viii) cancel any material debt or claims or waive any rights of material value, except in the ordinary course of business; (ix) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets or deposits thereof, or assets or deposits, except in satisfaction of a debt previously contracted in good faith; (x) other than as set forth on SCHEDULE 3.10, make any single or group of related capital expenditures or commitments therefor in excess of $10,000 or enter into any lease; or (xi) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this SECTION 6.1(b); provided, however, that Financiero may sell its charged-off loans set forth in SCHEDULE 6.1(a) and repossessed vehicles set forth in SCHEDULE 6.1(b) prior to the Calculation Date.

(c) Financiero will not, directly or indirectly, enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, wage, salary or compensation increases, or severance or termination pay to, or promote, any director, officer, employee, group of employees or consultant or hire any employee;

(d) Financiero will not adopt or amend any bonus, profit sharing, stock option, pension, retirement, deferred compensation or other employee benefit plan, trust, fund, contract or arrangement for the benefit or welfare of any employees, except as required by law and Financiero will not grant any stock options or restricted stock or similar equity awards;

(e) Financiero will use reasonable efforts to cause its current insurance policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage substantially equal to the coverage under the cancelled, terminated or lapsed policies are in full force and effect;

(f) Financiero will not enter into any settlement or similar agreement with respect to, or take any other significant action with respect to the conduct of, any action, suit, proceeding, order or investigation which is set forth on
SCHEDULE 3.11 or to which Financiero becomes a party after the date of this Agreement;

(g) Financiero will use all reasonable efforts to preserve intact in all material respects the business organization as a whole and the goodwill of Financiero and to keep available the services of its officers and employees as a group and preserve intact material agreements, and Financiero will confer on a regular and frequent basis with representatives of Eurobancshares, as reasonably requested by Eurobancshares, to report on operational matters and the general status of ongoing operations;

(h) Financiero will not take any action with respect to investment securities held or controlled by it inconsistent with past practices, alter its investment portfolio duration or practices as heretofore in effect or, without prior consultation with Eurobancshares, take any action that (i) would be inconsistent with its past practices with respect to purchasing or holding interest rate risk management instruments, derivatives or other securities described in SECTION 3.19(a) OR (b) would have or could reasonably be expected to have a material effect on Financiero's asset/liability or interest sensitivity position;

(i) Financiero will not make any agreements or commitments binding it to extend credit to any one borrower or affiliated borrowers in excess of $25,000; provided, that Financiero may: (w) renew (but not increase) existing extensions of credit, (x) make agreements or commitments binding it to extend credit to any one borrower or affiliated borrowers that do not exceed $150,000 regarding residential first mortgage loans and (y) make agreements or commitments binding it to extend credit to any one borrower or affiliated borrowers that do not exceed $50,000 regarding vehicle leases pursuant to which Financiero retains title to such vehicles and (z) unsecured commercial loans that do not exceed $100,000 or secured commercial loans that exceed $300,000 (in each case taking loans to affiliated entities as a loan to a single borrower);

(j) With respect to properties leased by Financiero, Financiero will not renew, exercise an option to extend, cancel or surrender any lease of real property or allow any such lease to lapse, without prior consultation with Eurobancshares; and

(k)      Financiero will not agree or commit to do any of the foregoing.

The term "PRIOR CONSULTATION" means, with respect to any action, advance notice of such proposed action and a reasonable opportunity to discuss such action in good faith prior to taking such action.

12.2 CONDUCT OF BUSINESS OF EUROBANCSHARES. From the date of this Agreement to the Effective Date, unless Financiero shall otherwise agree in writing, or as otherwise expressly permitted by other provisions of this Agreement, Eurobancshares shall take no action which would materially and adversely affect the ability of Eurobancshares or Financiero (i) to obtain the Requisite Approvals for the transactions contemplated hereby or (ii) to perform its covenants and agreements under this Agreement in all material respects and to consummate the Merger.

13                                 ARTICLE

14                   ADDITIONAL COVENANTS AND AGREEMENTS

14.1 FILINGS AND APPROVALS. Each party will use all reasonable efforts and will cooperate with the other party in the preparation and filing, as soon as practicable, of all applications, registration statements or other documents required to obtain regulatory approvals and consents from the FRB, the FDIC and Commonwealth Authorities and any other applicable regulatory authorities and provide copies of such applications, filings and related correspondence to the other party. Prior to filing each application, registration statement or other document with the applicable regulatory authority, each party will provide the other party with an opportunity to review and comment on the nonconfidential portions of each such application, registration statement or other document. Each party will use all reasonable efforts and cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents, including participating in any required hearings or proceedings.

14.2 CERTAIN CREDIT MATTERS. Financiero will furnish to Eurobancshares a complete and accurate list (on a consolidated basis) as of the end of each calendar month ending after the date hereof, not later than the 10th day after the end of each such calendar month, of (a) all periodic internal credit quality reports prepared during such calendar month (which reports will be prepared in a manner consistent with past practices), (b) all loans classified as non-accrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification, (c) all REO, including in-substance foreclosures and real estate in judgment, (d) any current repurchase obligations with respect to any loans, loan participations or state or municipal obligations or revenue bonds (e) any standby letters of credit and (f) all repossessed vehicles.

14.3 MONTHLY FINANCIAL STATEMENTS. Financiero shall furnish Eurobancshares with Financiero's balance sheets as of the end of each calendar month ending after the date hereof and the related statements of income, not later than the 5th day after the end of each such calendar month. Such financial statements shall be prepared on a basis consistent with the latest Financiero Statements prior to the date hereof and on a consistent basis during the periods involved and shall fairly present the financial positions of Financiero as of the dates thereof and the results of operations of Financiero for the periods then ended (prepared in accordance with GAAP (except for the absence of footnotes)).

14.4 EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting, and similar fees and out-of-pocket expenses) shall be paid by the party incurring such costs and expenses, provided that Financiero shall pay all such costs and expenses prior to the Effective Time and the Adjusted Tangible Net Book Value shall be reduced by such amount.

14.5 NO NEGOTIATIONS, ETC. Financiero will not, and will cause its officers, directors, employees, representatives, agents and affiliates not to, directly or indirectly, solicit, authorize, initiate or encourage the submission of any proposal, offer, tender offer or exchange offer from any person or entity relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets or deposits of, or any equity interest in, Financiero or other similar transaction or business combination involving Financiero (any of the foregoing, an "ACQUISITION PROPOSAL"), or, unless Financiero shall have determined, after receipt of a written opinion of counsel to Financiero (a copy of which opinion shall be delivered to Eurobancshares), that under the laws of the Commonwealth the Board of Directors of Financiero has a fiduciary duty to do so, (a) participate in any negotiations in connection with or in furtherance of any of the foregoing or (b) permit any person other than Eurobancshares and its representatives to have any access to the facilities of, or furnish to any person other than Eurobancshares and its representatives any non-public information with respect to, Financiero in connection with or in furtherance of any of the foregoing. Financiero shall promptly notify Eurobancshares if any Acquisition Proposal, or any inquiry from or contact with any person with respect thereto, is made, and shall keep Eurobancshares informed on a timely basis as to the status of such Acquisition Proposal, inquiry or contact.

14.6 NOTIFICATION OF CERTAIN MATTERS. Each party shall give prompt notice to the other party of (a) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure, discovery or information would result in or would reasonably be expected to result in any representation or warranty on its part contained in this Agreement to be untrue or inaccurate when made, at the Effective Date or at any time prior to the Effective Date and (b) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

14.7  ACCESS TO INFORMATION: CONFIDENTIALITY.

(a) Financiero shall permit Eurobancshares full access on reasonable notice and at reasonable hours to its properties and shall disclose and make available (together with the right to copy, unless Financiero has a reasonable objection to Eurobancshares making copies) to Eurobancshares and to the internal auditors, loan review officers, employees, attorneys, accountants and other representatives of Eurobancshares all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of Financiero, including, without limitation, all books of account (including, without limitation, the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files (including, without limitation, legal research memoranda), documents relating to assets and title thereto (including, without limitation, abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), plans affecting employees, securities transfer records and stockholder lists, and any books, papers and records relating to other assets, business activities or prospects in which Eurobancshares may have a reasonable interest, including, without limitation, its interest in planning for integration and transition with respect to the business of Financiero; provided, however, that the foregoing rights granted to Eurobancshares shall, whether or not and regardless of the extent to which such rights may be exercised, in no way affect the nature or scope of the representations, warranties and covenants of Financiero set forth herein.

(b) Eurobancshares shall permit Financiero reasonable access on reasonable notice and at reasonable hours to its properties and shall disclose and make available (together with the right to copy, unless Eurobancshares has a reasonable objection to Financiero making copies) to Financiero and to the internal auditors, loan review officers, employees, attorneys, accountants and other representatives of Financiero all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of Eurobancshares, including, without limitation, all books of account (including, without limitation, the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files (including, without limitation, legal research memoranda), documents relating to assets and title thereto (including, without limitation, abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), plans affecting employees, securities transfer records and stockholder lists, and any books, papers and records relating to other assets, business activities or prospects in which Financiero may have a reasonable interest, including, without limitation, its interest in planning for integration and transition with respect to the business of Financiero; provided, however, that the foregoing rights granted to Financiero shall, whether or not and regardless of the extent to which such rights may be exercised, in no way affect the nature or scope of the representations, warranties and covenants of Eurobancshares set forth herein.

(c) All information furnished by Financiero or Eurobancshares pursuant hereto shall be treated as the sole property of the party furnishing the information until the Effective Date, and, if the Effective Date shall not occur, the receiving party shall, at the option of the party that furnished the information, return to the party which furnished such information, or destroy, all documents or other materials (including copies thereof) containing, reflecting or referring to such information. In addition, the receiving party shall keep confidential all such information and shall not directly or indirectly use such information for any competitive or other commercial purpose. In the event that this Agreement shall terminate, neither party shall disclose, except as required by law or pursuant to the request of an administrative agency or other regulatory body, the basis or reason for such termination, without the consent of the other party. The obligation to keep such information confidential shall not apply to (i) any information which (A) was already in the receiving party's possession prior to the disclosure thereof to the receiving party by the party furnishing the information, (B) was then generally known to the public,
(C) became known to the public through no fault of the receiving party or its representatives or (D) was disclosed to the receiving party by a third party not bound by an obligation of confidentiality or (ii) disclosures required by law or governmental or regulatory authority.

14.8  FILING OF TAX RETURNS AND ADJUSTMENTS.

(a) Financiero will file (or cause to be filed) at its own expense, on or prior to the due date, all Tax returns for all Tax periods ending on or before the Effective Date where the due date for such returns or reports (taking into account valid extensions of the respective due dates) falls on or before the Effective Date; provided, however, that Financiero shall not file any such Tax returns, or other returns, elections or information statements with respect to any liabilities for Taxes (other than federal, state or local sales, use, withholding or employment tax returns or statements), or consent to any adjustment or otherwise compromise or settle any matters with respect to Taxes, without prior consultation with Eurobancshares; provided, further, that Financiero shall not make any election or take any other discretionary position with respect to Taxes, in a manner inconsistent with past practices, without the prior written approval of Eurobancshares. Financiero will provide Eurobancshares with a copy of appropriate workpapers, schedules, drafts and final copies of each federal and state income Tax return or election of Financiero (including returns of all Plans) at least seven days before filing such return or election and shall reasonably cooperate with any request by Eurobancshares in connection therewith.

(b) Eurobancshares, in its sole and absolute discretion, will file (or cause to be filed) all Tax returns of Financiero due after the Effective Date. After the Effective Date, Eurobancshares, in its sole and absolute discretion and to the extent permitted by law, shall have the right to amend, modify or otherwise change all Tax returns of Financiero for all Tax periods.

14.9  PROXY STATEMENT

(a) For the purposes (i) of holding the meeting of the stockholders of Financiero to approve this Agreement and the Merger (the "Meeting") the parties hereto will cooperate in the preparation of an appropriate proxy statement that will contain, to the extent deemed advisable by Eurobancshares, the information required by the 1934 Act and Regulation 14A promulgated thereunder, applicable Commonwealth and state securities laws and the rules and regulations thereunder (such information or proxy statement, together with any and all amendments or supplements thereto being herein referred to as the "PROXY STATEMENT").

(b) Eurobancshares will furnish Financiero with such information concerning Eurobancshares and Eurobank as may be deemed or appropriate by counsel to Eurobancshares. Eurobancshares agrees promptly to advise Financiero if at any time prior to the Meeting any information provided by Eurobancshares in the Proxy Statement becomes incorrect or incomplete in any material respect, and to provide the information needed to correct such inaccuracy or omission.

14.10 ESTABLISHMENT OF ACCRUALS. If requested by Eurobancshares prior to the Effective Date, Financiero will, consistent with GAAP, establish such additional accruals and reserves as may be necessary to conform Financiero's accounting and credit loss reserve practices and methods to those of Eurobancshares and reflect Eurobancshares's plans with respect to the conduct of Financiero's business following the Merger and to provide for the costs and expenses relating to the consummation by Financiero of the transactions contemplated by this Agreement, provided, however, that the establishment of such additional accruals and reserves shall not reduce the Consideration or have adverse tax consequences to the shareholders of Financiero. Notwithstanding anything to the contrary contained in this Agreement, no accrual or reserve made by Financiero pursuant to this SECTION 7.10 or any other effect on Financiero resulting from Financiero's compliance with this SECTION 7.10 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

14.11 EMPLOYEE BENEFIT PLANS. Prior to the Effective Time, Financiero shall terminate all Plans described in SCHEDULE 3.14 and the Financiero Discontinued Plan described in SCHEDULE 3.14 as directed by Eurobancshares.

14.12 REPORTS. Financiero will provide to Eurobancshares copies of all quarterly financial reports filed by it with the FDIC, and Eurobancshares will provide to Financiero copies of all quarterly financial reports filed by it with the FRB, between the date hereof and the Effective Date, within five days after the date such reports are so filed.

14.13 STOCKHOLDER APPROVAL. Financiero will call the Meeting as promptly as practicable after the date hereof but in no event later than October 31, 2002. The Financiero Board will recommend approval of this Agreement and the Merger, and use its best efforts (including, without limitation, soliciting proxies for such approvals) to obtain such shareholder approval, unless the Financiero Board determines, after receipt of a written opinion of counsel to Financiero (a copy of which shall be delivered to Eurobancshares), that recommending such approval or using its best efforts to obtain such shareholder approval would result in a breach of its fiduciary duties established under the laws of the Commonwealth.

14.14 EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each of Eurobancshares and Financiero agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby.

14.15 TAXATION. Subject to SECTION 7.5, neither Eurobancshares nor Financiero shall take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a "reorganization" within the meaning of Section 1112(g)(1) of the Puerto Rico Code.

15                                 ARTICLE

16                               CONDITIONS

16.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Date of the following conditions:

(a) Regulatory Approvals. Regulatory approvals for the consummation of the transactions contemplated hereby shall have been obtained from the Commonwealth Authorities, the FRB, the FDIC and each other governmental authority from which approval is required, and all statutory and regulatory waiting periods shall have expired (the "REGULATORY APPROVALS"). None of such approvals shall contain any condition or restriction that would so materially and adversely impact the economic or business benefits to Eurobancshares of the transactions contemplated by this Agreement that, had such condition or requirement been known, Eurobancshares would not, in its reasonable judgment, have entered into this Agreement.

(b) No Injunction. No injunction or other order entered by a Commonwealth or federal court of competent jurisdiction shall have been issued and remain in effect which would prohibit the consummation of the transactions contemplated hereby.

(c) No Prohibitive Change of Law. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit the consummation of the transactions contemplated hereby.

(d) Stockholder Approval. This Agreement and the Merger shall have been approved by the affirmative vote of the holders of two thirds (2/3) of the outstanding shares of Financiero Common Stock, being the portion of Financiero capital stock required for such approval under the provisions of Financiero's Charter and Bylaws and the laws of the Commonwealth (the "STOCKHOLDER APPROVAL") and no more than 5% of the outstanding shares of Financiero Common Stock shall be Dissenting Shares.

16.2 ADDITIONAL CONDITIONS TO OBLIGATION OF FINANCIERO. The obligation of Financiero to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions (any of which may be waived by Financiero, in whole or in part, in its sole discretion):

(a) Representations and Compliance. The representations and warranties of Eurobancshares set forth in ARTICLES 2 AND 4 shall have been true and correct as of the date hereof, and shall be true and correct as of the Effective Date as if made at and as of the Effective Date, subject to ARTICLE 5; and Eurobancshares shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

(b) Officers' Certificate. Eurobancshares shall have furnished to Financiero a certificate of the Chief Executive Officer and Chief Financial Officer of Eurobancshares, dated as of the Effective Date, to the effect set forth in SECTION 8.2(a).

(c) Opinion of Counsel to Eurobancshares. Financiero shall have received an opinion letter, dated as of the Effective Date, addressed to Financiero from counsel to Eurobancshares, in customary form and subject to customary qualifications, as to the matters set forth in SECTION 2.2.

16.3 ADDITIONAL CONDITIONS TO OBLIGATION OF EUROBANCSHARES AND EUROBANK. The obligation of Eurobancshares and Eurobank to consummate the transactions contemplated hereby in accordance with the terms of this Agreement are also subject to the following conditions (any of which may be waived by Eurobancshares, in whole or in part, in its sole discretion):

(a) Representations and Compliance. The representations and warranties of Financiero set forth in ARTICLES 3 AND 4 of this Agreement shall have been true and correct as of the date hereof, and such representations and warranties shall be true and correct as of the Effective Date as if made at and as of the Effective Date, subject to ARTICLE 5; and Financiero shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Date.

(b) Officers' Certificate. Financiero shall have furnished to Eurobancshares a certificate executed by each of Financiero's Chairman of the Board of Directors, Chief Executive Officer and Chief Financial Officer, dated as of the Effective Date, to the effect set forth in SECTION 8.3(a).

(c) Secretary's Certificates. Financiero shall have furnished to Eurobancshares (i) copies of the text of the resolutions by which the corporate action on the part of Financiero necessary to approve this Agreement and the transactions contemplated hereby were taken, (ii) certificates, dated as of the Effective Date, executed on behalf of Financiero by its corporate secretary or one of its assistant corporate secretaries, certifying to Eurobancshares that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded and
(iii) an incumbency certificate, dated as of the Effective Date, executed on behalf of Financiero by its corporate secretary or one of its assistant corporate secretaries, certifying the signature and office of each officer executing this Agreement or any other agreement, certificate or other instrument executed pursuant hereto.

(d) Opinion of Counsel to Financiero. Eurobancshares shall have received an opinion letter acceptable to

Eurobancshares' counsel, dated as of the Effective Date, addressed to Eurobancshares from Sosa Llorens, Cruz Neris, Asociados, counsel to Financiero, in customary form and subject to customary qualifications, to the effect that among other things:

                  (1) Financiero is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth.

                  (2) Financiero has the requisite corporate and other power and authority (including all licenses, permits and authorizations) to own and operate its properties and to carry on its business as now conducted. Financiero is licensed or qualified to do business in Puerto Rico which, given the nature of its business and its ownership of property, is the only jurisdiction where Financiero is required to be licensed or qualified, except where the failure to be so licensed or qualified would not have or would not be reasonably expected to have a Material Adverse Effect.

                  (3) The execution and delivery of this Agreement by Financiero and the consummation of the transactions contemplated hereby and thereby will not constitute a breach, default or violation under the respective Charter or Bylaws of Financiero or, to such counsel's knowledge, (A) any material agreement, arrangement or understanding to which Financiero is a party, (B) any material license, franchise or permit or (C) any law, regulation, order, judgment or decree.

                  (4) Financiero has the corporate power to consummate the transactions on its part contemplated by this Agreement. Financiero has duly taken all requisite corporate action to authorize this Agreement and this Agreement has been duly executed and delivered by Financiero and constitutes the valid and binding obligation of Financiero enforceable in accordance with its terms, subject as to the enforcement of remedies to applicable bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally and to judicial limitations on the enforcement of the remedy of specific performance.

                  (5) That each of the Officers Agreement, the Directors Agreement and the Principal Shareholders Agreement has been duly executed and delivered by Financiero and constitutes the valid and binding obligation of the parties thereto(other than Eurobancshares) enforceable in accordance with its terms.

(e) Tax Ruling or Opinion. Eurobancshares shall have received either (i) a ruling from the Puerto Rico Treasury Department or (ii) the opinion of Pietrantoni, Mendez & Alvarez LLP, dated the Effective Date, to the effect that the Merger will be treated for Puerto Rican income tax purposes as a reorganization within the meaning of Section 1112(g)(1) of the Puerto Rico Code, and that each of Eurobancshares, Eurobank and Financiero will be a party to that reorganization within the meaning of Section 1112(g)(3) of the Puerto Rico Code.

(f)      [Intentionally Omitted.]

(g) Adjusted Tangible Net Book Value. Financiero's Adjusted Tangible Net Book Value shall not be less than $1,750,000.

(h) Stock Dividends. Financiero shall not have any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and regardless of when asserted), including, without limitation, any obligation to pay any dividend, with respect to the capital stock of Financiero, whether such stock is outstanding or has otherwise been redeemed, exchanged or reclassified.

(i) Allowances. Eurobancshares shall be satisfied, at its sole discretion, that the Allowance of Financiero, described in SECTION 4.2(d) hereof as of the Effective Date, shall be adequate to provide for estimable and probable losses, net of recoveries relating to loans and leases previously charged off, inherent in the loan and lease portfolio of Financiero. Eurobancshares agrees, on the basis of the information submitted to it by Financiero, that it is satisfied with the Allowance of Financiero as of June 30, 2002, to the extent that such allowance is increased by $400,000, such an increase has already been reflected in Adjusted Tangible Net Book Value.

(j) Relationship with Pan American. Any and all agreements between Financiero and Pan American Financial Corporation shall have been terminated. Eurobancshares shall be satisfied, at its sole discretion, that neither Financiero, Eurobancshares nor Eurobank is, or will be, subject to any liability with respect to any of the foregoing.

(k) Mortgage Operations. The mortgage operations of Financiero, including, without, limitation, all the mortgage operations of Financiero acquired from "SOMO Mortgage" shall be discontinued (including the termination of leases listed on SCHEDULE 8.3(k)(i)) prior to October 1, 2002, in a manner satisfactory to Eurobancshares and all leaseholds improvements to such sites shall have been charged off.

(l) Leases and Contracts. All leases and contracts between Financiero and third parties involving leased premises, equipment or services, except those related to the Morrell Campos branch, shall be cancellable at the option of Eurobancshares at no cost to either Eurobancshares and Eurobank within 30 days of the Effective Date and Eurobancshares shall have reasonable evidence satisfactory to it to that effect.

(m) Stockholder Approval. The Stockholder Approval shall have been obtained on or before October 31, 2002.

(n) Regulatory Approvals. All the Regulatory Approvals shall have been obtained on or before November 15, 2002.

(o) Bank Regulators. Financiero shall not be subject to any cease and desist order, written agreement or memorandum of understanding with, or be a party to any commitment letter or similar undertaking to, or be subject to any order or directive by, or is a recipient of any supervisory letter from, or have adopted any board resolutions at the request of the Bank Regulators, which shall continue in effect with respect to Eurobank following the Merger and Eurobancshares shall have reasonable evidence satisfactory to it to that effect.

(p) Due Diligence. The completion by Eurobancshares of a due diligence review of Financiero, satisfactory to Eurobancshares.

(q) Indemnification Rights. The officers and directors of Financiero shall execute and deliver agreements substantially in the form of EXHIBIT 8.3(q)(A) AND 8.3(q)(B) hereto pursuant to which they waive, any rights that they may have against Financiero for indemnification against all liability, cost and expenses resulting from their acts prior to the Effective Time (including the right to receive advance payment of expenses in defending any suits, actions or proceedings).

(r) Employment. Neither Eurobancshares nor Eurobank shall be obligated to retain as an employee, consultant or otherwise any director, officer or employee of Financiero, except for those listed in SCHEDULE 8.3(r).

(s) Payment of Taxes. Prior to the Calculation Date, Eurobancshares shall have received evidence from the appropriate government authorities of payment of all income, franchise, municipal license, real and personal property and other taxes payable by Financiero for any period prior to the Effective Date including, without limitation, any interest or penalties owed in connection therewith or any settlement agreement relating to any of the foregoing.

(t) Timeshare Loans. Financiero shall have obtained that certain personal guarantee for $500,000 relating to the financing provided by Financiero for that certain project relating to timeshares at the Palmas del Mar Resort.

(u) Majority Shareholders. On the date hereof, Antonio Munoz, individually and for all entities controlled by him, shall have entered into an agreement to vote in favor of the Merger and to unconditionally release Financiero from any claims arising directly or indirectly from, or in connection with, their relationship with Financiero as shareholders, substantially in the form of
EXHIBIT 8.3(u) hereto (the "MAJORITY SHAREHOLDER AGREEMENT") and no later than 10 days after the date hereof, shareholders of Financiero owning in the aggregate at least two-thirds of the outstanding common stock of Financiero shall have executed and delivered to Eurobancshares Majority Shareholder Agreements.

(v) Representation Letters. No later than the Calculation Date, shareholders of Financiero representing not less than 80% of the outstanding common stock of Financiero shall have executed and delivered to Eurobancshares the representation letter contemplated by Section 1.2(a)(i) hereof.

(w) Principal Shareholders. No later than 10 days following the date hereof each shareholder of Financiero listed on SCHEDULE 8.3(v) shall have entered into an agreement to indemnify Eurobancshares and Eurobank for certain matters, substantially in the form of EXHIBIT 8.1(v) hereto.

17                                 ARTICLE

18                    TERMINATION, AMENDMENT AND WAIVER

18.1  TERMINATION. This Agreement may be terminated prior to the Effective Date:

(a)      by mutual consent of Eurobancshares and Financiero;

(b) by either Eurobancshares or Financiero, if this Agreement and the Merger are not duly approved by the stockholders of Financiero at the meeting of stockholders (or any adjournment thereof) duly called and held for such purpose;

(c) by either Eurobancshares or Financiero, if the Effective Date is not on or before November 30, 2002 (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement in breach of such party's obligations under this Agreement);

(d) by Eurobancshares, (i) if Financiero participates in negotiations with, provides nonpublic information to, or enters into any agreement with another party regarding an Acquisition Proposal, or (ii) if the Financiero Board fails to recommend to shareholders of Financiero approval (or withdraws its recommendation of approval) of the Merger, or (iii) if the Financiero Board modifies its recommendation of approval of the Merger in a way adverse to the interests of Eurobancshares, or (iv) if there shall have occurred any breach of either SECTION 7.5 OR SECTION 7.15 hereof;

(e) by Financiero, if (i) the Eurobancshares Board withdraws or modifies its approval of the Merger in a way adverse to the interests of Financiero at a time when Eurobanchshares would not be entitled to terminate this Agreement pursuant to SECTION 9.1(f) or (ii) if there shall have occurred any breach of
SECTION 7.15 hereof;

(f) by Eurobancshares, if there shall have occurred any breach of any representation, warranty, covenant or agreement of Financiero contained herein that would result in the failure to satisfy the closing condition set forth in
SECTION 8.3(a) and such breach cannot be or has not been cured within 30 days after the giving of a written notice to Financiero of such breach; or

(g) by Financiero, if there shall have occurred any breach of any representation, warranty, covenant or agreement of Eurobancshares contained herein that would result in the failure to satisfy the closing condition set forth in SECTION 8.2(a) and such breach cannot be or has not been cured within 30 days after the giving of a written notice to Eurobancshares of such breach.

         Any party desiring to terminate this Agreement shall give written notice of such termination and the reasons therefor to the other party.

18.2  EFFECT OF TERMINATION. If this Agreement is terminated as permitted by
SECTION 9.1, such termination shall be without liability or obligation of any party to the other party to this Agreement, except (a) as provided in SECTIONS
9.3 AND 10.6 and (b) that termination shall not relieve any party from liability for any breach of this Agreement.

18.3  TERMINATION FEE.

(a) Financiero hereby agrees to pay to Eurobancshares, and Eurobancshares shall be entitled to payment of, a fee of $50,000 if, by reason of (x) any action by

Financiero described in clause (i) of SECTION 9.1(d), (y) a failure to recommend by the Financiero Board described in clause (ii) of SECTION 9.1(d) or (z) a modification by the Financiero Board described in clause (iii) of SECTION 9.1(d), Eurobancshares would have the right to terminate this Agreement pursuant to clause (i), (ii) or (iii) of SECTION 9.1(d) at a time when Financiero would not be entitled to terminate this Agreement pursuant to SECTION 9.1(g).

(b) Eurobancshares hereby agrees to pay to Financiero, and Financiero shall be entitled to payment of, a fee of $50,000 if, by reason of a modification by the Eurobancshares Board described in clause (i) of SECTION 9.1(e), Financiero would have the right to terminate this Agreement pursuant to clause (i) of
SECTION 9.1(e) at a time when Eurobanchshares would not be entitled to terminate this Agreement pursuant to SECTION 9.1(f).

18.4 AMENDMENT. This Agreement may be amended, but only by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Eurobancshares shall (A) be entitled to revise the structure of the Merger and related transactions; provided that each of the transactions comprising such revised structure shall
(i) not subject any of the stockholders of Financiero to adverse tax consequences or reduce the amount of consideration to be received by any such stockholders and (ii) not result in any material delay of the consummation of the transactions contemplated hereby. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

18.5  WAIVER. At any time prior to the Effective Date, either party hereto may
(a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

19                                 ARTICLE

20                           GENERAL PROVISIONS

20.1 PUBLIC STATEMENTS. Neither Financiero nor Eurobancshares shall make any public announcement or statement with respect to the Merger, this Agreement or any related transactions without the approval of the other party; provided, however, that either Eurobancshares or Financiero may, upon reasonable notice to the other party, make any public announcement or statement that it believes is required by law or applicable regulations. To the extent practicable, each of Eurobancshares and Financiero will consult with the other with respect to any such public announcement or statement.

20.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by telecopier, by overnight delivery service, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

         if to Eurobancshares or Eurobank:

             Eurobank
             270 Munoz Rivera Ave
             San Juan, Puerto Rico 00936-2708
             Attention: Rafael Arrillaga Torrens, Jr.
             Telecopy: (787) 758-5611

         with a copy to:

             Pietrantoni Mendez& Alvarez, LLP
             Banco Popular Center - Suite 1901
             209 Munoz Rivera Ave.
             San Juan, Puerto Rico 00918
             Attention: Ignacio Alvarez
             Telecopy: (787) 274-1470
         if to Financiero:

             Banco Financiero de Puerto Rico
             Mayor Street, corner Isabela Street
             Ponce, Puerto Rico
             Attention: Antonio J. Munoz
             Telecopy: (787) 848-5755

         with a copy to:

             Sosa Llorens, Cruz Neris, Asociados
             Suite 300
             416 Ponce de Leon Ave.
             Hato Rey, PR 00918
             Attn: Jose Sosa Llorens, Esq.
             Telecopy: (787) 765-3070

All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered; on the fifth business day after being deposited in the mail, postage prepaid, if delivered by mail; when receipt acknowledged, if telecopied; and the next day after being delivered to an overnight delivery service.

20.3 INTERPRETATION. When a reference is made in this Agreement to "previously disclosed", it means disclosed in writing to the other party hereto, which writing refers to the relevant Section of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as "herein", "hereinafter", "hereof", "hereto", "hereby" and "hereunder", and words of like import, unless the context requires otherwise, refer to this Agreement (including the Exhibits and Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

20.4 SEVERABLE. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party's anticipated benefits under this Agreement.

20.5 MISCELLANEOUS. This Agreement (a) is not intended to, and shall not, confer upon any person other than each party hereto any rights or remedies hereunder, except as provided in SECTION 7.14(e); (b) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the Commonwealth applicable to agreements made and wholly to be performed in the Commonwealth; and (c) shall not be assigned by operation of law or otherwise (and any purported assignment shall be null and void). This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

20.6 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties and covenants (other than SECTIONS 1.2, 1.6, 7.12, 7.13, 7.15 AND 7.16) of the parties set forth herein shall not survive the consummation of the Merger. In addition, if this Agreement is terminated pursuant to Section 9.1, the covenants contained in SECTIONS 7.4 AND 7.7(c) shall survive such termination.

20.7 SCHEDULES. The Schedules referred to in this Agreement shall be delivered as of the date hereof under cover of a letter from the Chief Executive Officer or Chief Financial Officer of Eurobancshares or Financiero (as the case may be). Notwithstanding anything to the contrary contained herein, any Schedule referenced in this Agreement shall be deemed to be have been delivered as of the date hereof if (a) it is delivered or amended within ten business days of the date hereof and (b) any matter or item contained in the Schedule or amendment to the Schedule not disclosed to Eurobancshares prior to or on the date hereof does not either alone or in combination with all other matters and items in the Schedule, result in any representation, without giving effect to the Schedule or amendment to the Schedule, being materially incorrect.

         IN WITNESS WHEREOF, Eurobancshares, Eurobank and Financiero have caused this Agreement to be executed on the date first written above by their respective officers.

                                            EUROBANCSHARES, INC.

                                            By /s/ Rafael Arrillaga Torrens, Jr.
                                              ----------------------------------
                                            Name:  Rafael Arrillaga Torrens, Jr.
                                            Title: President and Chief
                                                   Executive Officer

                                                                      EUROBANK
                                            By:
                                            Name:  Rafael Arrillaga Torrens, Jr.
                                            Title: President and Chief
                                                   Executive Officer

                                            BANCO FINANCIERO DE PUERTO RICO

                                            By /s/ Antonio J. Munoz
                                              ----------------------------------
                                            Name:  Antonio J. Munoz
                                            Title: Chairman of the Board